Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Nogin, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	Rule 457(o)			$20,000,000.00	0.00011020	$2,204.00

	Equity	Common Warrants(4)	Rule 457(g)			—	0.00011020	—

	Equity	Common Stock underlying Common Warrants	Rule 457(o)			$20,000,000.00	0.00011020	$2,204.00

	Equity	Pre-Funded Warrants(3)(4)(6)	Rule 457(g)			—	0.00011020	—

	Equity	Common Stock underlying Pre-Funded Warrants(5)	Rule 457(o)			—	0.00011020	—

Fees Previously Paid						$10,000,000.00	0.00011020	$1,102.00(7)

	Total Offering Amounts					$40,000,000.00		$4,408.00

	Total Fees Previously Paid					$10,000,000.00		$1,102.00

	Net Fee Due							$3,306.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)

The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $20,000,000.00.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)

As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act and based on an assumed per-share exercise price for the Common Warrants of 100% of the public offering price of the common stock and Pre-Funded Warrants; the proposed maximum aggregate offering price of the common stock and pre-funded warrants is $20,000,000.00.

(6)

The registrant may issue Pre-Funded Warrants to purchase shares of common stock in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).

(7)	Fee previously paid on February 14, 2023.